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                                  [LETTERHEAD]

                                      1996

Mr. Ken Jones,
29C Stanhope Grove,
CAMBERWELL VIC 3124

Dear Ken,

RE:  LETTER OF APPOINTMENT TO THE POSITION OF SENIOR RELATIONSHIP MANAGER

The purpose of this letter is to confirm the offer to you of the position of GROUP CHIEF EXECUTIVE and to set out the terms of employment for Recoil Pty ACN 073 750 428 (the Company) as an affiliate of Kaynar Technologies Inc., and which is a member company of the KTI Group.

1.   DATE OF COMMENCEMENT

     Your employment with the Company, for the purposes of accrual of long service leave and annual leave commenced 24 August, 1994. Your position as Group Chief Executive with the Company commenced with effect from 11 August, 1996 (the Commencement Date)

2.   JOB TITLE AND POSITION RESPONSIBILITIES

     You are being appointed to perform the position of Group Chief Executive.

     You are required to exercise the powers and to perform the duties from time to time assigned to you by the Board of Recoil Pty.

3.   REMUNERATION

     Your Total Remuneration Package is comprised of base salary, superannuation contributions and fringe benefits.

     BASE SALARY

     The method of payment of Base Salary is described in the Standard Terms of Employment annexed to this letter as Annexure "A". Your Base Salary is Aud$184000 per annum effective from 11th August, 1996.

     SUPERANNUATION CONTRIBUTIONS

     The Company will contribute 10% of your Base Salary to a complying superannuation fund nominated by you.

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     FRINGE BENEFITS

     Other components of the package shall be agreed between the Company and yourself so that they can be provided to you in the most tax efficient manner within the requirements of the applicable law for both yourself and the Company.

     The Total Remuneration Package shall include the cost to the Company of any fringe benefits tax in regard to the provision of any components including but not limited to the following provisions:

     (A)  MOTOR VEHICLE

          A motor vehicle being a motor vehicle at least equivalent to the existing Holden Statesman. The Company agrees to replace the motor vehicle every 3 years. The Company agrees to pay all lease payments, registration, running, service, maintenance and insurance costs.

     (B)  BUSINESS TRAVEL AND ENTERTAINMENT EXPENSES

          The Company will reimburse you for all reasonable travelling, entertainment, accommodation and general expenses incurred by you in connection with performing your functions as Group Chief Executive.

     (C)  HOME TELEPHONE & FAX

          The Company will reimburse you for all home telephone and fax expenses.

4.   SALARY REVIEW

     Your Base Salary of Aud$184000 per annum referred to in Clause 3 shall be reviewed each year commencing 1 year from the acquisition date of the Recoil Pty Ltd. business by Kaynar Technologies Inc. (11 August, 1996).

5.   BONUS PAYMENTS

     In addition to the Total Remuneration Package referred to in Clause 4 of this letter you may be entitled to receive bonus payments.

     You will be entitled to a bonus equal to 1% of your base salary for every 1% increase in Net Profit Before Depreciation, Interest and Tax (NPBDIT) when comparing the prior year as at 30 June to the current year as at 30 June. The calculation will include an adjustment for acquisition accounting and will be payable on or before 1 August in each year.

     It should be noted that the basis of your entitlement to a bonus payment may be varied by agreement between you and the Company at any time.

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6.   NOTICE OF TERMINATION

     You may terminate your employment by providing to the Company four months notice in writing of your intention to terminate. The Company may terminate your employment at any time by giving you four months written notice of termination.

     In the case of notice of termination of employment being given by the Company, the Company may satisfy its obligations by payment in lieu of notice. In the event that payment in lieu of notice is made then the payment shall be based on the Total Remuneration Package set out in Clause 4 of this letter (as increased from time to time).

     Despite the preceding paragraphs, the Company may terminate your employment at any time during the Term without notice in circumstances where you have engaged in misconduct which seriously prejudices the Company's business or such that it would be unreasonable for the Company to continue your employment during the period of notice.

7.   SPECIAL PAYMENT

     In the event that your employment is terminated by you or the Company for any reason within the first 3 years from the Commencement Date, you will be entitled in addition to any payments made under clause 6, to a special payment equivalent to six months of your Total Remuneration Package.

8.   STOCK OPTION PLAN

     The Company acknowledges and agrees to continue negotiations to establish a stock option plan. Once these details are finalised it is intended to include you in this plan.

9.   REFERENCE TO ANNEXURES

     There is an annex to this letter of appointment being the following:

     ANNEXURE A:    The standard terms of employment which apply to your
                    employment with the Company.

     Please note that by agreeing to accept employment with the Company on the terms set out in this letter you agree that the terms which are contained in the annexure also form part of the terms of your employment.

10.  TAX FILE NUMBER

     It is a requirement of the Australian Taxation Office that unless the Company receives your Tax File Number it will be required to deduct tax from your salary or wages at the maximum marginal rate. Accordingly, you are requested to supply your Tax File Number on your date of commencement of employment.

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ACCEPTANCE

Please sign and return the attached copy of this letter acknowledging your agreement to the terms of your employment.

By signing this letter you acknowledge that the letter and the Annexure "A" constitutes the entire agreement between the Company and yourself concerning your employment and supersedes all prior arrangements, understandings and negotiations concerning same.

Yours faithfully,                                                       Accepted

/s/ Jordan Law                                                   /s/ Ken Jones
________________________                               _________________________
JORDAN LAW                                                             KEN JONES
CHAIRMAN

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STANDARD TERMS OF EMPLOYMENT
(ANNEXURE "A")

1.   METHOD OF PAYMENT OF BASE SALARY

     After deduction of pay as you earn (PAYE) income tax instalments payment of base salary will be made on or before the 15th day of each month for the current calender month. Payments will be made directly to the bank account of your choice. The Company reserves the right to alter the manner in which your base salary is paid to suit its administrate and accounting practices.

     Unless you are on unpaid leave your base salary whilst on leave will be paid in this manner.

2.   SICK LEAVE

     In the event that you are absent from work as a result of illness you will be entitled to sick leave on full pay for at least one month per annum which is cummulative or such greater period as the Company may determine.

3.   ANNUAL LEAVE

     Your minumum annual leave entitlements are provided in accordance with the legislation applicable in Victoria which is 20 days paid leave after 12 months completed service. Leave loading is payable at 17 1/2% Annual leave is accumulated if it is not taken, however, it is the Company's preference that you take your annual leave within the in the year after it is earned.

4.   LONG SERVICE LEAVE

     Long Service leave is provided in accordance with the applicable Victorian legislation.

5.   JURY DUTY

     The Company will provide leave with pay to employees who are required to serve on jury duty and any compensation received from the Court should be refunded to the Company.

6.   ANTI-DISCRIMINATION

     The Company is a non-discriminatory and equal opportunity employer. All employees are required not to engage in any form of unlawful discrimination and shall treat all fellow employees in a respectful manner.

7.   NON SMOKING POLICY

     Smoking is not permitted in the offices or factory of the Company.

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8.   WORKERS' COMPENSATION

     In order to protect the rights of employees notice of any injury incurred during working hours or whilst travelling to or from work shall be given to the Company Secretary within a reasonable time.